Exhibit 2

                        PURCHASE AND STANDSTILL AGREEMENT
                               AND MUTUAL RELEASE



THIS PURCHASE AND STANDSTILL AGREEMENT ("Agreement"), dated as of June 26, 1997, by and among HACH COMPANY, a Delaware corporation (the "Company"), and LAWTER INTERNATIONAL, INC., a Delaware corporation ("Lawter").

                                R E C I T A L S:

Whereas, Lawter owns 3,157,220 shares of the $1.00 par value Common Stock of the Company (the "Shares"), which is approximately 28% of the issued and outstanding shares of Common Stock of the Company; and

Whereas, Lawter proposes to sell and the Company proposes to purchase the Shares; and

Whereas, the Board of Directors of the Company, in consultation with legal and financial advisors, has unanimously (with certain directors abstaining) determined that the purchase of the Shares at the negotiated price is in the best interests of the Company and its stockholders; and

Whereas, the Board of Directors of Lawter, in consultation with legal and financial advisors, has unanimously determined that the sale of the Shares at the negotiated price is in the best interests of Lawter and its stockholders; and

Whereas, the Company and Lawter are willing to effect the purchase and sale of the Shares on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, the Company and Lawter in consideration of the agreements, covenants and conditions set forth herein, agree as follows:



                                   ARTICLE 1.

                    TRANSFERS OF SHARES, PAYMENT AND CLOSING


1.1 Transfer of Shares by Lawter. On the terms and subject to the conditions of this Agreement, at the Closing (as defined herein), in exchange for the Purchase Price referred to in Section 1.2, Lawter shall sell, transfer and deliver to the Company, and the Company shall purchase, acquire and accept from Lawter, the Shares.

1.2 Payment for Shares. The purchase price to be paid by the Company for the Shares (the "Purchase Price") will be $19.00 per share or a total of $59,987,180.00 for all said Shares. The Purchase Price shall be paid by wire transfer of immediately available funds to an account or accounts designated in writing by Lawter. Such designation shall be received by the Company at least 48 hours prior to Closing.

1.3     Closing.        The closing of the transaction contemplated by Section
1.1 of this Agreement ("Closing") shall take place at the offices of McBride Baker & Coles, 500 West Madison Street, 40th Floor, Chicago, Illinois, on July 8, 1997 at 10:0 0 a.m., or at such earlier date and time as the parties may mutually agree.

1.4     Deliveries at Closing.

(a) At the Closing, Lawter shall deliver or cause to be delivered to the Company the following:

(i) stock certificates representing the Shares accompanied by stock powers duly executed in blank and otherwise in form acceptable for transfer on the books of the Company (the certificates and powers are referred to herein as the "Share Certificates").

(ii) a certificate of the Secretary of Lawter certifying resolutions of the Board of Directors of Lawter approving this Agreement and the transactions contemplated hereby together with an incumbency and signature certificate regarding the officer or officers signing on behalf of Lawter.

(b) At the Closing, the Company shall deliver or cause to be delivered to Lawter the following:

(i) a certificate of the Secretary of the Company certifying resolutions of the Board of Directors of the Company approving this Agreement and the transactions contemplated hereby together with an incumbency and signature certificate regarding the officer or officers signing on behalf of the Company.

(ii) the amount of $59,987,180.00 constituting the aggregate Purchase Price by wire transfer of immediately available funds to a bank account designated by Lawter.


                                   ARTICLE 2.

                         REPRESENTATIONS AND WARRANTIES
                                    OF LAWTER


Lawter represents and warrants to the Company as follows:



2.1 Ownership and Delivery of Shares. Lawter is the lawful owner of record of the Shares and the Shares being transferred by Lawter are owned by Lawter, free and clear of any and all pledges, security interests, liens, charges, encumbrances or adverse claims. There are no outstanding options, warrants, calls, subscriptions, agreements or commitments of any character affecting the Shares. Lawter is not a party to any voting trust, proxy or other agreement or understanding with respect to t he voting of the shares. At the Closing against payment therefor pursuant to Section 1.2 hereof, Lawter shall transfer valid title to the Shares to the Company. Upon payment therefor and delivery thereof at the Closing as provided herein, the Company will own the Shares free and clear of all claims, liens and encumbrances other than those created by the Company.

2.2 Authorization of Transaction. Lawter has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by Lawter and constitutes the valid and legally binding obligation of Lawter, enforceable against Lawter in accordance with its terms and conditions. Lawter is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of its stockholders or of any government or governmental agency or any stock exchange in order to consummate the transactions contemplated by this Agreement.

2.3 Noncontravention. Neither the execution and the delivery by Lawter of this Agreement, nor the consummation by Lawter of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Lawter is subject, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Lawter is a party or by which it is bound or to which any of its assets are subject.
2.4 Brokers' Fees. Lawter has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

2.5 Litigation. Lawter has no knowledge (as defined below) of any action, suit, proceeding, hearing, or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator involving the Shares, its ownership or authority with respect to the Shares, or the transactions contemplated by this Agreement.

2.6 Entire Ownership. Other than the Shares and other than 500 shares of Common Stock of the Company owned by a director of Lawter, neither Lawter nor any of its Affiliates (as defined below) beneficially owns, directly or indirectly, any securities issued by the Company. Since September 15, 1995, the date of Lawter's last amendment to its Schedule 13D, neither Lawter nor any of its Affiliates has (i) directly or indirectly, purchased or sold any shares of the Common Stock of the Company o r (ii) caused or encouraged any Person (as defined below) to purchase or sell any such shares.


                                   ARTICLE 3.

                  REPRESENTATION AND WARRANTIES OF THE COMPANY

The Company represents, warrants and agrees for the benefit of Lawter as follows:

3.1 Authorization of Transaction. The Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions. The Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of its stockholders or of any government or governmental agency or NASDAQ (as defined below), in order to consummate the transactions contemplated by this Agreement.

3.2 Noncontravention. Neither the execution and the delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets are subject.

3.3 Brokers' Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Lawter could become liable or obligated.

3.4 SEC Reports. Since July 1, 1996, the Company has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the Federal securities laws and the rules and regulations of the SEC (as defined below) thereunder, all of which to the Company's knowledge (as defined below) complied in all material respects with all applicable requirements of the 1933 Act (as defined below) and the 1934 Act (as defined below) and the rules and regulations promulgated thereunder. The above reports of the Company to the SEC are collectively referred to herein as the "Company SEC Reports." None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed and at the date of Closing, contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.5 Litigation. The Company has no knowledge of any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator involving the transactions contemplated by this Agreement.


                                   ARTICLE 4.

                              STANDSTILL PROVISIONS


4.1 Standstill Provisions. From the date hereof through and including the tenth (10th) anniversary of the Closing, Lawter agrees that, without the Company's prior written consent, Lawter will not, and will not permit or cause any of its Controlled Affiliates (as defined below) to and will not encourage any of its Controlling Affiliates (as defined below) to:

(a) acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any $1.00 par value Common Stock of the Company or other securities of the Company (collectively the "Securities") or direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) any Securities;

(b) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the 1934 Act) to vote any Securities, seek to advise, encourage or influence any person or entity with respect to the voting of any Securities, initiate or propose any shareholder proposal under Rule 14a-8 under the 1934 Act or induce or attempt to induce any other person to initiate any shareholder proposal;

(c) make any statement or proposal, whether written or oral, to the Board of Directors of the Company, or to any director, officer or agent of the Company, or make any public announcement or proposal whatsoever with respect to a merger or other business combination, sale or transfer of assets, recapitalization, dividend, share repurchase, liquidation or other extraordinary corporate transaction with the Company or other transaction which could result in a change of control, or solicit or encourage any other person to make such statement or proposal;

(d) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any Securities;

(e) otherwise act, alone or in concert with others, to seek to exercise any control over the management, Board of Directors or policies of the Company;.

(f) make a public request to the Company (or its directors, officers, shareholders, employees or agents) to amend or waive any provisions of this Agreement, the Certificate of Incorporation or By-Laws of the Company;

(g) take any action which might require the Company to make a public announcement regarding the possibility of any transaction referred to in paragraph (c) above or similar transaction or, advise, assist or encourage any other persons in connection with the foregoing; or

(h) disclose any intention, plan or arrangement inconsistent with the foregoing.

Notwithstanding the foregoing, if the Closing shall not take place hereunder (other than as a result of a material breach hereof by Lawter), then the obligations of Lawter under this Section 4.1 shall be of no further force or effect.


                                   ARTICLE 5.

                         ADJUSTMENT ON CHANGE OF CONTROL


5.1 Adjustment on Change of Control. In the event that a Change of Control (as defined below) (i) occurs on or prior to September 30, 1998, and (ii) if as a result of the transaction resulting in such Change of Control any stockholders of the Company receive cash of more than $19.00 per share (the purchase price to be paid per share for the Shares at Closing) for their respective shares of Common Stock of the Company, then at the closing of such transaction the Company shall pay to Lawter i n cash an amount equal to the product of (x) the difference between the greatest amount per share received by stockholders of the Company in such transaction and the amount of the purchase price to be paid per share for the Shares at Closing times (y ) 3,157,220. In the event that between the date hereof and the date of the consummation of such transaction the Company's stock is subject to any stock split, stock dividend, merger, consolidation, recapitalization, combination or reorganization, an equitable adjustment shall be made to reflect any such event in computing the additional amount to be paid to Lawter pursuant to this provision. In the event the payment in such Change of Control transaction is not made solely in cash, the parties shall in good faith negotiate a fair cash equivalent for any non-cash element and failing to reach agreement thereon the same shall be determined through arbitration in Chicago, Illinois, in accordance with the rules of the American Arbitration Association, with Lawter and the Company each selecting one arbitrator and such arbitrators selecting a third arbitrator. The decision of such panel of arbitrators shall be final, conclusive and binding on the parties hereto.

5.2 Definition of Change of Control. A "Change of Control" shall occur (A) when the stockholders of the Company approve a definitive agreement or plan (i) to merge or consolidate the Company with or into another Company (other than a merger or consolidation which would result in the Voting Stock (as defined below) of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity ) more than fifty percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation), or (ii) to sell, or otherwise dispose of, all or substantially all of the Company's property and assets, or (iii) to liquidate the Company or (B) if the Company is the subject of a Rule 13e-3 transaction (as defined under the 1934 Act). The term "Voting Stock" means all capital stock of the Company which by its terms may be voted on all matters submitted to stockholders of the Company generally. Without limiting the generality of the foregoing, the transaction contemplated by this Agreement is not a Change of Control.

                                   ARTICLE 6.

                       CONDITIONS PRECEDENT TO OBLIGATION
                      OF THE COMPANY TO PURCHASE THE SHARES


Each of the following shall be conditions to the Company's obligations with respect to the Closing:

6.1 Representations and Warranties Correct. The representations and warranties of Lawter made in this Agreement shall be correct as of the Closing, with the same force and effect as though such representations and warranties had been made at the Closing.

6.2 Performance of Covenants. Except where specifically provided to the contrary, all the terms, conditions and covenants of this Agreement shall be complied with and performed by Lawter on or before the Closing.

6.3 Closing Deliveries. The Company shall have received all of the documents and items specified in Section 1.4(a) executed by Lawter and the other parties thereto.

6.4 No Injunction. On the Closing Date there shall be no effective injunction, writ, preliminary injunction, temporary restraining order or other order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided.

6.5 Market Out. (a) There shall not have occurred any material adverse change in the financial markets in the United States (as defined below) or any outbreak of hostilities or escalation thereof or other calamity or crisis, (b) trading generally on the New York Stock Exchange shall not have been suspended, limited or restricted or minimum or maximum prices for trading shall not have been fixed, or maximum range for prices for securities shall not have been required, by said exchange or by order of the SEC or any other governmental authority, and (c) a banking moratorium shall not have been declared by either Federal or New York authorities. A "material adverse change in the financial markets in the United States" shall mean (i) a more than 10% single-day decline in either the Dow Jones Industrials Average or the Standard & Poors index of 500 stocks or (ii) a more than 20% decline in either such index on a cumulative basis between the close of trading on June 25, 1997 and the close of trading on the last trading day prior to Closing.


                                   ARTICLE 7.

                       CONDITIONS PRECEDENT TO OBLIGATION
                          OF LAWTER TO SELL THE SHARES


Each of the following shall be conditions of Lawter's obligations with respect to the Closing:

7.1 Representations and Warranties Correct. The representations and warranties of the Company made in this Agreement shall be correct as of the Closing, with the same force and effect as though such representations and warranties had been made a t the Closing.

7.2 Performance of Covenants. Except where specifically provided to the contrary, all of the terms, conditions and covenants of this Agreement shall be complied with and performed by the Company on or before the Closing.

7.3 Closing Deliveries. Lawter shall have received all of the documents and items specified in Section 1.4(b) executed by the Company and the other parties thereto.

7.4 No Injunction. On the Closing Date, there shall be no effective injunction, writ, preliminary injunction, temporary restraining order or other order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided.


                                   ARTICLE 8.

                                   TERMINATION


8.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

(a)     by the mutual consent of Lawter and the Company;

(b) by Lawter or the Company, if the Closing shall not have taken place on or before July 31, 1997;

(c) by the Company, if there shall have been a material breach of any covenant or representation or other agreement of Lawter hereunder, and such breach shall not have been remedied within three (3) business days after receipt by Lawter of a notice in writing from the Company specifying the breach and requesting such be remedied; or

(d) by Lawter, if there shall have been a material breach of any covenant or representation or other agreement of the Company hereunder, and such breach shall not have been remedied within three (3) business days after receipt by the Company of notice in writing from Lawter specifying the breach and requesting such be remedied.

8.2     Effect of Termination.  If this Agreement is terminated pursuant to
Section 8.1, all obligations and agreements o the parties hereunder shall terminate, except that no such termination shall relieve any party from liability for any prior willful breach of this Agreement.

                                   ARTICLE 9.

                                 MUTUAL RELEASES


9.1 Release and Waiver. Effective upon the Closing, each of the parties hereto, for itself and its subsidiaries, and for each of their respective principals, partners, fiduciaries, affiliates, managers, directors, stockholders, officers, agents and employees and for the predecessors, successors and assigns of each of them (the "Releasing Persons"), does hereby forever and unconditionally release, acquit and discharge each of the other parties hereto, and each of their respective principals, partners, fiduciaries, affiliates, managers, directors, stockholders, officers, agents and employees, and the predecessors, successors and assigns of each of them (collectively the "Released Persons"), with respect to any and all claims, controversies, causes of action, suits or liabilities of whatever kind or nature, whether known or unknown, whether in law or in equity, which the Releasing Persons had or has against any Released Person for any matter, thing, event or omission which arises directly or indirectly out of the ownership by Lawter of the Shares, including without limitation claims which Lawter has or believes it may have as a stockholder relating to fiduciary duties of directors or officers, disclosure or similar matters; provided, however, that nothing contained herein shall release any claim with respect to this Agreement.


                                   ARTICLE 10.

                                  MISCELLANEOUS


10.1    Defined Terms.  The following shall have the meanings indicated:

"Affiliates" shall have the meaning specified in Rule 12b-2 under the 1934 Act. "Controlled Affiliates" shall mean a Person which is controlled by another Person. "Controlling Affiliates" shall mean a Person which controls another Person.

"NASDAQ" shall mean the Nasdaq Stock Market.

"Knowledge," when used in respect of the Company or Lawter, shall mean the actual knowledge of its Chief Executive Officer, Chief Operating Officer or Chief Financial Officer.

"Person" shall have the meaning specified in Section 2(a)(2) of the 1933 Act. "SEC" shall mean the U.S. Securities and Exchange Commission.

"1933 Act" shall mean Securities Act of 1933, as amended.

"1934 Act" shall mean Securities Exchange Act of 1934, as amended.

10.2 Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that, in addition to any other remedies which they may have, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction.

10.3 Efforts to Close. Subject to the terms and conditions hereof, the Company and Lawter each agree to use their commercially reasonable efforts to take all action required of them to fulfill their respective obligations under the terms of this agreement and to facilitate the consummation of the transactions contemplated hereby.

10.4 Public Disclosure. As soon as practicable following the execution and delivery of this Agreement, the Company and Lawter shall issue press releases in the forms attached hereto as Exhibits A and B, respectively. Thereafter, without the prior written consent of the other party, neither party shall make a public statement regarding the other party or the transactions contemplated hereby; provided, however, that without such prior written consent, each party shall be free to make comments to its stockholders and employees and to financial analysts and the press which are substantially consistent with disclosures in such press releases and in prior public disclosures; provided, further that Lawter may make appropriate disclosures in a n amendment to its
Schedule 13D and the Company may make appropriate disclosures in an amendment to its preliminary proxy statement filed with the SEC on May 19, 1997; and provided, further, that each party may file the press release and a copy of this Agreement as part of a Form 8-K filing under the 1934 Act or other required regulatory filing and may make any other disclosure required by law.

10.5 Expenses. Each party to this Agreement shall pay its own costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement.

10.6 Amendment. This Agreement shall not be amended or modified except by a writing duly executed by Lawter and the Company.

10.7 Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may reasonably be necessary to effectuate this Agreement.
10.8 Entire Agreement. This Agreement, including the other instruments, agreements and documents delivered pursuant to this Agreement, contain all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

10.9 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

10.10 Notices. All notices, requests, demands, and other communications hereunder shall be deemed to have been duly given if delivered in person, or by electronic facsimile, or mailed, certified and registered mail with postage prepaid (and, if by electronic facsimile, with acknowledgment or evidence of receipt or with copies mailed, certified or registered mail with postage prepaid):

(a)     If to Lawter:

Lawter International, Inc.
990 Skokie Boulevard
Northbrook, Illinois 60062
Attention:  John O'Mahoney, Chairman
and Chief Executive Officer
Telefax No.:    847/559-0285

With a copy to:

Bell, Boyd and Lloyd
Three First National Plaza, Suite 3200
Chicago, Illinois 60603
Attention:  James W. Collins, Esq.
Telefax No.     312/372-2098

(b)     If to the Company:

Hach Company
5600 Lindbergh Drive
Loveland, Colorado 80537
Attention:  Kathryn Hach-Darrow, Chairman and
Chief Executive Officer
Telefax No.:    970/962-6740



With a copy to:

McBride Baker & Coles
500 West Madison Street
40th Floor
Chicago, Illinois 60661-2511
Attention:  Robert O. Case, Esq.
Telefax No.:  312/993-9350

10.11 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In an y event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

10.12 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

10.13 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity which is not a party or an assignee of a party to this Agreement.

10.14 Survival of Representations and Warranties. Each and every representation, warranty and agreement of the Parties contained herein or in any certificate, schedule or other document delivered before or at the Closing shall survive the Closing.

10.15 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware without regard to conflicts of law principles.

10.16 Attorneys' Fees. Should an action be instituted by either of the parties hereto in any court of law or equity pertaining to the enforcement of any of the provisions of this Agreement, the prevailing party shall be entitled to recover, in addition to any judgment or decree rendered therein, all court costs and reasonable attorneys' fees and expenses.

10.17 Construction. Each party to this Agreement and its counsel have reviewed and revised this Agreement. The rule of construction that any ambiguity shall be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

10.18 Successors and Assigns; Assignment. All of the terms, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party hereto shall be permitted to assign its rights under this Agreement except with the written consent of the other party, except that Lawter may assign its rights under this Agreement to any subsidiary of Lawter or to any successor (whether by purchase, merger or otherwise) to all or substantially all of the assets or business of Lawter. No assignment or transfer permitted hereunder shall relieve any such assignor or transferor of any of its obligations hereunder and any assignee or transferee shall assume in writing all of the undertakings of assignor or transferor under this Agreement.

IN WITNESS WHEREOF, each of the parties have executed its name to this Agreement, authorized as of the day and year first above written.

                                       HACH COMPANY


                                       By: /s/ Bruce J. Hach
                                       Its: President


                                       LAWTER INTERNATIONAL, INC.


                                       By: /s/ John P. O'Mahoney
                                       Its: Chairman and Chief Executive
                                            Officer